UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2021

Apollo Commercial Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, Inc. 9 West 57th Street, 43rd Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ARI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2021, the Board of Directors (the “Board”) of Apollo Commercial Real Estate Finance, Inc. (the “Company”) approved an increase in the size of the Board to 10 directors, and elected Ms. Pamela G. Carlton to fill the resulting vacancy, effective July 22, 2021. In addition, the Board appointed Ms. Carlton to serve as a member of the Compensation Committee. The Board has determined that Ms. Carlton is an independent director in accordance with the applicable rules of the New York Stock Exchange. She was not selected as a director pursuant to any arrangement or understanding with any other person and she does not have any reportable transactions under Item 404(a) of Regulation S-K. For her services as an independent director of the Company, Ms. Carlton will receive an annual retainer of $175,000, $75,000 of which will be paid in cash and $100,000 of which will be paid in shares of restricted common stock or other equity awards of the Company. These shares of restricted common stock vest in full on the anniversary of the date of grant. In addition, for her services as a member of the Compensation Committee, Ms. Carlton will receive $5,000. In addition, Ms. Carlton received 5,000 shares of restricted common stock of the Company under the Company’s Amended and Restated 2019 Equity Incentive Plan, subject to three-year vesting, granted on July 22, 2021. Ms. Carlton entered into an indemnification agreement with the Company in connection with her election.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Commercial Real Estate Finance, Inc.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President and Chief Executive Officer

Date: July 26, 2021